Exhibit 99.1

10X Capital Venture Acquisition Corp Announces the Separate Trading of its Common Stock and Warrants, Commencing December 28, 2020

New York, NY – December 22, 2020 – 10X Capital Venture Acquisition Corp (Nasdaq: VCVCU) (the “Company”) today announced that, commencing December 28, 2020, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “VCVC” and “VCVCW,” respectively. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “VCVCU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

10X Capital Venture Acquisition Corp is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on identifying high growth technology and tech-enabled businesses domestically and abroad in the consumer internet, ecommerce, software, healthcare and financial services industries, as well as other industries that are being disrupted by advances in technology and on technology paradigms including artificial intelligence, automation, data science, ecommerce and Software-as-a-Service.

Wells Fargo Securities acted as the sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Colby Billhardt

10X Capital

(203) 313-5588

colby@10xcapital.com